Exhibit 10.35

PROFESSIONAL SERVICES AGREEMENT

Dated as of the 31st day of December, 2001

by and among

RADIOLOGIX, INC.,

PACIFIC IMAGING PARTNERS, INC.,

PACIFIC IMAGING CONSULTANTS, A MEDICAL GROUP, INC.

and

AFFILIATES IN IMAGING, A MEDICAL GROUP, INC.

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (this “Agreement”), dated effective as of December 31, 2001, is entered into by and among Radiologix, Inc., a Delaware corporation (“Parent”), Pacific Imaging Partners, Inc., a California corporation (“PIP”), Pacific Imaging Consultants, A Medical Group, Inc., a California professional corporation (“Group”), and Affiliates In Imaging, A Medical Group, Inc., a California professional corporation (“AII”).

R E C I T A L S

A. As part of an overall restructuring (the “Restructuring”) among the parties, which Restructuring includes the execution and delivery of this Agreement, the Group Physician Stockholders of Group have formed AII for the purpose of (1) transferring to AII from Group all of its contractual relationships with hospitals and other entities with which Group maintained professional only interpretation agreements or arrangements prior to the execution of this Agreement (including at Alta Bates Summit Medical Center, St. Luke’s Hospital, St. Rose Hospital, San Ramon Regional Medical Center, Kindred Hospital and Medical Center Magnetic Imaging), and certain other contractual relationships as more fully described in Exhibit 3 attached hereto, (2) negotiating new contracts with third party payors for professional only interpretation services, if applicable, and (3) implementing on-going management of the billing and collection operation for professional only interpretation services provided to entities or facilities not affiliated with either PIP or Parent, and with regard to the billing and collection of professional services rendered to the patients of Hill Physicians Medical Group (“Hill”) wherever such professional services are rendered, and any other billing and collection efforts outside of PIP’s services provided pursuant to this Agreement.

B. As part of the Restructuring, Group will continue to exist for the purpose of (1) performing the professional supervision and interpretation services at and on behalf of the PIP Facilities pursuant to this Agreement, (2) providing services with respect to existing contracts with governmental entities, third party payors, IPAs and medical groups with whom PIP or Group have existing contractual relationships to be performed at the PIP Facilities, and (3) providing services with respect to new contracts or revisions to existing agreements with governmental entities, third party payors, IPAs and medical groups, all as more particularly set forth in this Agreement.

C. As part of the Restructuring, PIP will be responsible for (1) selecting and implementing on-going management of the billing and collection functions for all professional interpretation and technical imaging services provided at and on behalf of the PIP Facilities (other than professional services rendered to Hill patients), (2) administering the cash management functions associated with such collections, and (3) paying Group, as full and complete compensation for the professional supervision and interpretation services rendered by Group and the Physician Employees at and on behalf of the PIP Facilities pursuant to this Agreement, a monthly amount for the professional supervision and interpretation services based upon fair market value, all as more particularly set forth in this Agreement.

D. AII and Parent are parties to this Agreement for the limited purposes set forth in this Agreement.

E. This Agreement is part of the overall Restructuring, which Restructuring includes the mutual termination of that certain Amended and Restated Service Agreement effective as of November 7, 1997 among Parent, PIP and Group (the “Service Agreement”), as well as a settlement and mutual release of all claims that Parent, PIP or Group (including Group’s shareholders, officers, directors and Physician Employees) may have against the other parties in connection with the Service Agreement. This Agreement replaces in its entirety the Service Agreement, except as set forth herein or as otherwise set forth in that certain Mutual Termination, Settlement and Release of All Claims of even date herewith among Group, PIP and Parent (the “Release”).

NOW, THEREFORE, in consideration of the above recitals, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and for their mutual reliance, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1 Definitions. For the purposes of this Agreement, the following definitions shall apply:

“Affiliate” with respect to any person shall mean a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person. Neither PIP and Parent, on the one hand, nor Group and AII, on the other hand, shall be deemed to be an Affiliate of the other.

“AII” shall have the meaning set forth in the first paragraph hereof.

“Average Rate” shall have the meaning set forth in Section 3.5 below.

“Contract Fee” shall have the meaning set forth in Section 6.1 below.

“Deposit Account” shall mean the bank account established for the purpose of depositing the collected revenues received from patients, insurance companies, Managed Care Payors and all other third-party payors related to professional interpretation and technical imaging services provided at the PIP Facilities under Group’s provider numbers.

“Facility Charges” shall have the meaning set forth in Section 3.2(b)(i) below.

“Group Account” shall mean the bank account established by Group solely for the benefit of Group and into which PIP shall deposit the monthly amounts pursuant to Section 6.1 below.

“Group Confidential and Proprietary Information” shall have the meaning set forth in Section 5.1(c) below.

“Group Physician Stockholders” shall mean those Physician Employees and Physician Extender Employees who own an interest, directly or indirectly, in the equity capital of Group or AII.

“Group’s Records” shall have the meaning set forth in Section 3.2(f)(ii) below.

“Hill” shall mean Hill Physicians Medical Group, a California professional corporation, a large independent practice association located throughout Northern California.

“Managed Care Contracts” shall have the meaning set forth in Section 3.5 below.

“Managed Care Payors” shall have the meaning set forth in Section 3.5 below.

“Material Group Default” shall have the meaning set forth in Section 8.3(b) below.

“Material PIP Default” shall have the meaning set forth in Section 8.4(a) below.

“Northern California RGX Group” shall mean PIP, Parent, Valley Imaging Partners, Inc. and Valley Radiology Medical Associates, Inc.

“Parent” shall have the meaning set forth in the first paragraph hereof.

“Payment Date” shall have the meaning set forth in Section 6.2 below.

“Permitted Activities” shall have the meaning set forth in Section 5.1(a) below.

“Personal Property” shall have the meaning set forth in Section 3.3(b) below.

“Physician Employees” shall mean those individuals who are physicians employed by Group, or who are otherwise under contract or associated with Group through AII from time to time to provide professional supervision and interpretation services at the PIP Facilities.

“Physician Extender Employees” shall mean those individuals who are employed by or otherwise under contract or associated with Group from time to time, such as advanced practice nurses, physician assistants or any other providers who may generate a professional charge, and who provide their respective services at the PIP Facilities.

“PIP” shall have the meaning as set forth in the first paragraph hereof.

“PIP Account” means a separate bank account owned solely by PIP, as described in Section 3.2(b)(iii) below.

“PIP Confidential and Proprietary Information” shall have the meaning set forth in Section 5.1(d) below.

“PIP Facilities” shall mean those outpatient diagnostic imaging centers and/or radiation oncology centers, mobile imaging services or any other operations utilizing facilities or equipment owned, operated or managed by PIP as specified in Exhibit 1 attached hereto, and incorporated herein by this reference, where Group, through the Physician Employees and the Physician Extender Employees, provides professional supervision and interpretation services.

“PIP Technical Imaging Services” shall have the meaning set forth in Section 3.2(a) below.

“RGX Group” shall mean PIP, Parent and their Affiliates and all professional associations or corporations or other entities to which PIP, Parent or their Affiliates provide management services.

“Restrictive Covenants” shall have the meaning set forth in Section 5.2 below.

“Security Agreement” shall have the meaning set forth in Section 6.3 below.

“Termination Date” shall have the meaning set forth in Section 8.5 below.

“Termination Notice” shall have the meaning set forth in Section 8.5(a) below.

“Transfer Order” shall have the meaning set forth in Section 3.2(b)(iii) below.

ARTICLE II

Relationship of the Parties

Section 2.1 Independent Contractors. Group and PIP intend to act and perform as independent contractors, and the provisions hereof are not intended to create any partnership, joint venture, agency or employment relationship between the parties. PIP and Group agree that Group shall retain the exclusive authority to direct the medical, professional and ethical aspects of its medical practice. PIP shall neither exercise control or direction over the medical methods, procedures or decisions nor interfere with the physician-patient relationships of Group, which shall be maintained strictly between the physicians of Group, Physician Employees and/or Physician Extender Employees and their patients.

Section 2.2 Practice of Medicine. The parties hereto acknowledge that neither PIP nor Parent is authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine and that nothing herein shall be construed as the practice of medicine by PIP or Parent. To the extent any act or service required of PIP is construed or deemed to constitute the practice of medicine, PIP is released from any obligation to provide, and Group shall be deemed not to have requested PIP to provide, such act or service without otherwise affecting the other terms of this Agreement.

Section 2.3 No Payment or Other Compensation for Referrals. The parties hereby agree that the benefits to Group hereunder do not require, are not payment or compensation in cash or in kind for, and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by PIP or any of its Affiliates to any of Group’s patients in any facility controlled, managed or operated by PIP.

Section 2.4 Group’s Internal Matters. Group shall be solely responsible for matters involving its corporate governance, employees and similar internal matters, including, but not limited to, preparation and contents of such reports to regulatory authorities governing the business operations that Group is required by law to provide, and distribution of salaries and professional fee income among the Group Physician Stockholders, the Physician Employees and the Physician Extender Employees.

ARTICLE III

Services to be Provided by PIP

Section 3.1 General. PIP shall provide or arrange for the services set forth in this Article III. PIP is authorized to perform its services hereunder as is necessary or appropriate for the efficient operation of the PIP Facilities, including, without limitation, performance of the business office functions at locations other than the PIP Facilities. Except to the extent necessary to comply with applicable laws, regulations or professional ethical standards, Group will not act in a manner which would prevent PIP from performing its duties hereunder and will provide such information and assistance to PIP as is reasonably required by PIP to perform its services hereunder. PIP shall cause its employees to comply with all applicable federal, state and local laws, rules and regulations in PIP’s provision of services hereunder.

Section 3.2 General Administrative Services.

(a) Scope of Services. PIP shall be responsible for providing certain non-medical business services relating to the operation of the PIP Facilities, subject to matters reserved for Group as herein contemplated, and PIP shall have all necessary authority and hereby agrees to perform such services. Subject to Section 4.3 below, PIP agrees that Group, Physician Employees and Physician Extender Employees, and only Group, Physician Employees and Physician Extender Employees, will perform the professional supervision and interpretation services at the PIP Facilities. PIP shall have no authority, directly or indirectly, to perform, and shall not perform, any professional medical function; provided, however, that PIP may at any time perform technical-only imaging services for any person or entity at the PIP Facilities, so long as such person or entity is not affiliated with PIP or Parent (the “PIP Technical Imaging Services”) and the PIP Facilities continue to have sufficient availability for non-PIP Technical Imaging Services; provided, however, that Group shall not be responsible for the performance or supervision of the PIP Technical Imaging Services and Group shall not be liable, contractually or otherwise, with respect to the provision of the PIP Technical Imaging Services. PIP acknowledges that the primary intent of the PIP Facilities is to provide professional supervision and interpretation services, and technical services, on a global fee basis, and PIP Technical Services are not intended to displace global fee work generated at the PIP Facilities.

(b) Billing and Collection.

(i) To the extent permitted by law and at PIP’s sole discretion, PIP shall directly bill and collect all patients, insurance companies, Managed Care Payors and other third-party payors for all professional interpretation and technical fee charges incurred in connection with services rendered at the PIP Facilities (the “Facility Charges”), but excluding the billing and collection of professional services rendered to the patients of Hill, which will be Group’s sole responsibility. PIP will deposit all collections from Facility Charges directly into the PIP Account.

(ii) To the extent required by law or if PIP does not directly bill and collect pursuant to Section 3.2(b)(i) above, PIP shall bill and collect, in the name of and on behalf of Group, any patients, insurance companies, Managed Care Payors, or other third-party payors for any Facility Charges, except for professional services rendered to the Hill patients, which will be Group’s sole responsibility. PIP will deposit all collections from Facility Charges directly into the Deposit Account. Group hereby appoints PIP for the term of this Agreement to be its true and lawful attorney-in-fact, for the following purposes:

(A) to bill patients, insurance companies, Managed Care Payors and other third-party payors for all Facility Charges in Group’s name and on its behalf;

(B) to receive payments for Facility Charges on behalf of Group from patients, insurance companies, Managed Care Payors and other third-party payors, and to deposit such collections into the Deposit Account; and

(C) upon the prior consent of Group, which consent shall not be unreasonably withheld or delayed, to initiate the institution of legal proceedings in the name of Group or a Physician Employee to collect any accounts and monies owed to Group or the Physician Employee, to enforce the rights of Group or the Physician Employee, as the case may be, as creditor under any contract or in connection with the Facility Charges, and to contest adjustments and denials by governmental agencies (or their fiscal intermediaries) as third-party payors.

(iii) Group hereby appoints PIP as its true and lawful attorney-in-fact to deposit into the Deposit Account all amounts collected by PIP pursuant to this Agreement. Group covenants, and shall cause all Physician Employees and Physician Extender Employees to forward any payments received with respect to any revenues generated from professional supervision and interpretation services and related technical imaging services rendered by Group or any of its Physician Employees and Physician Extender Employees at the PIP Facilities, except for professional services rendered to the Hill patients, which will be Group’s sole responsibility, to PIP for deposit into the Deposit Account. PIP shall have the right to withdraw funds from the Deposit Account and all owners of the Deposit Account shall execute a revocable standing transfer order (the “Transfer Order”) under which the bank maintaining the Deposit Account shall, on a daily basis, transfer the entire balance of the Deposit Account into the PIP Account; provided, however, that Group, to the extent PIP is not satisfying its payment obligations to Group pursuant to Sections 6.1 and 6.2 below, shall have the right to prevent the transfer from the Deposit Account to the PIP Account of any unpaid Contract Fee owing to Group. In connection with this Agreement, Group hereby assigns and transfers to PIP all rights and interest Group may have to the funds transferred from the Deposit Account into the PIP Account. Group and PIP hereby agree to execute from time to time such documents and instructions as shall be required by the bank maintaining the Deposit Account to effectuate the foregoing provisions and to extend or amend such documents and instructions. Any action by Group or its Physician Employees that materially interferes with the operation of this Section 3.2, including, without limitation, any failure to deposit or to have PIP deposit any revenues into the Deposit Account, any withdrawal of any funds from the Deposit Account not authorized by the express terms of this Agreement, or any revocation of or attempt to revoke the Transfer Order (otherwise than upon expiration or termination of this Agreement), will constitute a breach of this Agreement and will entitle PIP, in addition to any other remedies it may have at law or in equity, to seek a court ordered assignment of the rights provided to PIP pursuant to Section 3.2(b)(ii) above; provided, however, that the foregoing is not intended to prevent Group, to the extent PIP is not satisfying its payment obligations to Group pursuant to Sections 6.1 and 6.2 below, from preventing the transfer from the Deposit Account to the PIP Account of any unpaid Contract Fee owing to Group.

(iv) Group shall execute such documents in form and substance as are reasonably necessary to permit PIP to exercise the rights and powers granted to PIP pursuant to this Section 3.2(b). Group shall cooperate with, and at the request of PIP shall provide reasonable assistance to, PIP with the functions set forth herein. In the performance of the services described in this Section 3.2(b), PIP shall use commercially reasonable best efforts to collect such Facility Charges, and shall comply with all applicable Managed Care Contracts and all applicable laws, rules and regulations.

(c) Accounting. PIP shall administer and maintain the operation of an appropriate accounting system with respect to its collection and payment obligations under this Agreement, including the maintenance, custody and supervision of business records, ledgers and reports. Group and its authorized representatives shall have the right to review all such financial records and bank records maintained by PIP relating to the PIP Account or the Deposit Account and uses contemplated by Section 3.2(d) below. Such information shall be provided by PIP to Group in any media reasonably requested.

(d) Cash Management. PIP shall manage and transfer the cash and cash equivalents transferred into the PIP Account to any other account of PIP, and to use such cash for purposes as PIP deems appropriate, subject to and consistent with the terms and provisions of this Agreement, including, without limitation, the right of Group, to the extent PIP is not satisfying its payment obligations to Group pursuant to Sections 6.1 and 6.2 below, to prevent the transfer from the Deposit Account to the PIP Account of any unpaid Contract Fee owing to Group.

(e) Obligations of PIP. PIP shall prepare monthly operational reports which detail payments, charges and accounts receivable statistics, and monthly reconciliation reports on cash management relating to the revenues generated from the professional supervision and interpretation services rendered at the PIP Facilities, which shall be delivered to Group as soon as practicable, but no later than thirty (30) days after the end of each calendar month. Group may elect to have an audit conducted with respect to such financial statements by an accounting firm selected by Group, in its sole discretion, in which case the cost of such audit shall be Group’s sole responsibility, unless such audit discloses a material discrepancy, equal to or greater than ten percent (10%) of the amount to which Group would otherwise have been entitled to pursuant to Section 6.1 below, in which case the audit costs shall be borne solely by PIP. Any undisputed additional amounts determined to be owed by one party to the other party as a result of any audit shall be paid to the appropriate party within thirty (30) days of its determination.

(f) Records and Files.

(i) PIP’s Business and Financial Records. At all times during and after the term of this Agreement, including any extensions or renewals hereof, all business records, including but not limited to, business agreements, books of account, personnel records, general administrative records and all information generated under or contained in the management information system pertaining to PIP’s obligations hereunder, and other business information of PIP of any kind or nature, except for patient medical records and Group’s Records, shall be and remain the sole property of PIP; provided, however, that during and after termination of this Agreement, Group shall be entitled to reasonable access to such records and information relating to a particular PIP Facility, including the right to obtain copies thereof in any media reasonably requested by Group, for any purpose related to patient care or the defense of any claim relating to patient care, and PIP agrees to safeguard such records for such period as may be required by applicable federal or state law following termination of this Agreement, but in no event less than six (6) years. Notwithstanding the foregoing, Group shall be entitled to access, at all times with regard to direct electronic access to PIP’s radiology information system and during regular business hours with regard to other information, and upon reasonable prior written notice, to patient billing and demographic data for purposes of billing, collection and charge verification, including direct electronic access to PIP’s radiology information system. Group hereby agrees to be responsible for any additional costs and expenses related to such direct electronic access, including programming, telecommunications, hardware or software costs required to provide such direct electronic access, so long as PIP delivers to Group advance notice of such costs and expenses. PIP and Group hereby agree to preserve the confidentiality of such patient medical records and to use the information in such records only for the limited purposes necessary to perform its responsibilities hereunder.

(ii) Group’s Business and Financial Records. At all times during and after the term of this Agreement, the patient medical records and charts and any other information relating exclusively to the business and activities of Group in connection with this Agreement (hereinafter referred to as the “Group’s Records”) shall be and remain the sole property of Group; provided, however, that Group’s Records shall be the sole property of PIP following such time as PIP obtains IDTF (as defined in Section 3.5 below) status from Medicare or any other similar designation permitted under California law such that a particular PIP Facility would be permitted to directly bill and collect professional supervision and interpretation services and/or technical imaging services from Managed Care Payors. Notwithstanding the foregoing, PIP acknowledges and agrees that Group, in the ordinary course, may not have custody of all records which would be deemed to be Group’s Records pursuant to this Agreement, and Group shall not have responsibility for delivering to PIP those Group’s Records for which Group does not maintain custody.

(iii) Compliance with Law. The management of all files and records by PIP and Group shall comply with all applicable federal, state and local statutes and regulations.

Section 3.3 PIP Facilities.

(a) PIP Facility Locations. PIP shall make available to Group the PIP Facilities, including such improvements made by PIP or Parent for the use of Group therein. The PIP Facilities shall contain all utilities reasonably required in connection with the provision of professional supervision and interpretation services at the PIP Facilities. PIP shall ensure the proper cleanliness of the PIP Facilities, including normal janitorial and maintenance services and refuse disposal, including medical waste. PIP shall maintain the PIP Facilities in good condition and make or cause to be made all necessary repairs thereto. Group shall have a right of first refusal to provide the professional supervision and interpretation services at any new PIP Facility that is located within a five (5) mile radius of any existing PIP Facility set forth in Exhibit 1 attached hereto, as Exhibit 1 may be amended from time to time by the parties hereto.

(b) Personal Property. PIP shall provide Group and its Physician Employees with the use of the equipment, furniture, fixtures, furnishings and other personal property reasonably necessary for the efficient and safe operation of the PIP Facilities (collectively, the “Personal Property”). PIP shall maintain the Personal Property in good condition and make or cause to be made all necessary repairs thereto.

(c) Expenses. All costs, fees, expenses and other disbursements incurred by PIP, Parent or their Affiliates in connection with the PIP Facilities, including, without limitation, all reasonably necessary costs of repairs, maintenance and improvements, utility expenses (i.e., telephone, electric, gas and water), janitorial services, refuse disposal, real or personal property lease cost payments and expenses, interest, refinancing expenses, depreciation, loss on disposition of assets, taxes and casualty, liability and other insurance, shall be borne by PIP. Except as noted in Section 4.6 below, Group and its Physician Employees shall use the PIP Facilities or the Personal Property only in connection with the provision of the professional supervision and interpretation services pursuant to this Agreement.

(d) Disposition. Subject to provisions contained in existing agreements to which PIP or Parent is or becomes a party and, where necessary and appropriate for the efficient operation of the PIP Facilities, nothing herein shall be construed as precluding PIP or Parent from selling, leasing or otherwise disposing of all or any part of the PIP Facilities, any Personal Property contained therein, or any real property, improvements, trade names, trademarks and other intangible property related thereto, and any such sale, lease or disposition shall not eliminate or diminish PIP’s obligations hereunder. Group shall have a right of first refusal to provide the professional supervision and interpretation services at any replacement PIP Facility that is located within a five (5) mile radius of any existing PIP Facility set forth in Exhibit 1 attached hereto, as Exhibit 1 may be amended from time to time by the parties hereto.

(e) No Warranties or Representations. Except for PIP’s agreements as to performance herein, Group acknowledges that PIP makes no warranties or representations, express or implied, as to the fitness, suitability or adequacy of the PIP Facilities or the Personal Property, or any other property furnished under this Agreement, for the conduct of professional supervision and interpretation services hereunder or for any other particular purpose.

Section 3.4 Personnel. PIP shall provide non-physician professional support (other than Physician Extender Employees) including, without limitation, technologists, physicists and administrative, clerical, secretarial, bookkeeping, transcription and collection personnel as is deemed to be reasonably necessary by PIP for the efficient conduct of the PIP Facilities. All such personnel shall be duly qualified by education or experience for their respective positions and shall possess all licenses which may be required by law. Such personnel shall be employees of PIP, and PIP shall determine and cause to be paid the salaries and benefits of all such personnel.

Section 3.5 Provider and Payor Relationships. PIP shall negotiate, establish and supervise all contracts and relationships (collectively, the “Managed Care Contracts”) with all managed care, institutional health care providers and payors, health maintenance organizations, preferred provider organizations, exclusive provider organizations, Hill, Medicare, Medi-Cal, insurance companies, hospitals and other similar persons (collectively, “Managed Care Payors”) related to the provision of professional supervision and interpretation services and technical services at the PIP Facilities, subject to appropriate consultations with Group and the final approval of Group for all Managed Care Contracts with a Managed Care Payor to which Group is a party; provided, however, that (a) Group shall have a reasonable opportunity to review and approve on a timely basis any non-financial terms of such Managed Care Contracts that are related to the performance of Group’s professional interpretation and supervision services, which approval shall not be unreasonably withheld, (b) Group shall not be required to approve any Managed Care Contract that capitates the fees paid for Group’s professional interpretation and supervision services, and (c) subject to Sections 3.5(a) and 3.5(b) above, (i) during the first two (2) years of this Agreement, Group shall approve any renewal or modification to an existing Managed Care Contract with a Managed Care Payor, so long as the term of such renewal or modification does not extend beyond December 31, 2006 and the weighted average of the reimbursement rates for all components of the Managed Care Contract (the “Average Rate”) is at least equal to the Average Rate in the prior Managed Care Contract; and provided, further, that Group shall approve any new Managed Care Contract, so long as the term of the new Managed Care Contract does not extend beyond December 31, 2006 and the Average Rate in such new Managed Care Contract is at least equal to the Average Rate contained in the Hill contract in effect during such period, and (ii) effective as of January 1, 2004, Group shall not unreasonably withhold its approval to any such Managed Care Contract presented to it for Group’s approval, so long as the term of such Managed Care Contract does not extend beyond December 31, 2006. Nothing in the foregoing sentence is intended, or shall be interpreted, to constitute a violation of applicable California laws regarding the corporate practice of medicine. Group shall not terminate or amend any existing Managed Care Contracts with any Managed Care Payors without the prior written approval of PIP. In no event shall Group be responsible for the supervision or provision of PIP Technical Imaging Services to be performed at the PIP Facilities. In addition, Group and AII are hereby prohibited from negotiating or utilizing separate billing arrangements for professional supervision and interpretation services rendered at the PIP Facilities (other than Group’s professional service arrangements with Hill), or otherwise interfering with PIP’s existing or future contractual relationships with any Managed Care Payor relating to the professional or technical services rendered at the PIP Facilities, exclusive of the Permitted Activities. PIP shall have the sole right and authority to submit an application to obtain independent diagnostic testing facility (“IDTF”) status from Medicare for any or all of the PIP Facilities, and Group shall reasonably assist and cooperate with PIP any such applications as may be requested by PIP from time to time.

Section 3.6 Inventory and Supplies. PIP shall order, purchase and provide on a timely basis inventory and supplies, and such other ordinary, necessary or appropriate materials which PIP shall reasonably determine to be necessary for the efficient operation of the PIP Facilities.

Section 3.7 Advertising and Public Relations. PIP may implement, if appropriate, local public relations or advertising program on behalf of the PIP Facilities, with appropriate emphasis on public awareness of the availability of services at the PIP Facilities. PIP shall also design and implement all national or other non-local public relations or advertising programs on behalf of the PIP Facilities. The parties hereto agree that all public relations and advertising programs shall be conducted in compliance with applicable standards of medical ethics, laws and regulations.

Section 3.8 Quality Assurance. PIP shall assist Group, as reasonably requested by Group from time to time, in fulfilling its obligations to its patients to maintain a high quality of medical and professional services.

Section 3.9 Events Excusing Performance. In the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which PIP has no control, PIP shall not be liable to Group for failure to perform any of the services required hereunder and Group shall not have the right to terminate this Agreement pursuant to Section 9.3(b) below, for so long as such events continue and for a reasonable period of time thereafter; provided, however, that if such events continue and PIP is not able to perform any material portion of the services required hereunder for a period of one hundred twenty (120) consecutive days or more, either PIP or Group may terminate this Agreement by written notice to the other parties.

ARTICLE IV

Obligations of Group

Section 4.1 Employment of Physician Employees and Physician Extender Employees. Group shall have complete control of and responsibility for the hiring, compensation, supervision, training, evaluation and termination of its Physician Employees and Physician Extender Employees. Group shall conduct an appropriate and reasonable due diligence review in connection with the hiring of any physician. All physician employment agreements between Group and a Physician Employee, or between AII and a physician, shall incorporate all of the material provisions contained in this Agreement applicable to the Physician Employees. Group shall be solely responsible for the payment of such Physician Employees’ and Physician Extender Employees’ salaries and wages, payroll taxes and all other taxes now or hereafter applicable to their employment. Group and its Physician Employees and Physician Extender Employees shall not have any claim under this Agreement or otherwise against PIP or Parent for workers’ compensation, unemployment compensation or Social Security benefits, all of which shall be the sole responsibility of Group. Group shall only employ or contract with board certified or board eligible licensed physicians and Physician Extender Employees who meet applicable credentialing guidelines established by Group. Group shall obtain and maintain professional liability insurance for all of its Physician Employees and Physician Extender Employees in amounts not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate with an insurance company reasonably acceptable to PIP (and Group’s existing insurance company shall be deemed to be acceptable to PIP, and similar insurance coverage for any other employees who may have malpractice exposure or liability.

Section 4.2 Professional Supervision and Interpretation Services. Group shall be responsible and obligated to employ and to provide to the PIP Facilities, a sufficient number of Physician Employees and Physician Extender Employees to render all professional supervision and interpretation services required at and on behalf of the PIP Facilities. Group shall ensure that each Physician Employee and each Physician Extender Employee has all required licenses, credentials, approvals, provider numbers or other certifications to perform his or her duties and professional supervision and interpretation services at the PIP Facilities and, in the event that Group becomes aware of any disciplinary actions or medical malpractice actions initiated against any Physician Employee or Physician Extender Employee, Group shall promptly inform PIP of such action and the underlying facts and circumstances. Group may subcontract for Physician Employees and Physician Extender Employees through a subcontract agreement with AII, and if Group desires to do so, then AII hereby acknowledges the responsibilities and obligations of Group pursuant to this Section 4.2 and elsewhere pursuant to this Agreement. Group shall carry out a program to monitor the quality of medical care practiced at the PIP Facilities; provided, however, that the preceding language shall not limit Group’s obligation to participate in or comply with any reasonable corporate compliance programs established by PIP or Parent and provided to Group; provided, however, that if PIP or Parent modifies such corporate compliance program following the effective date of this Agreement for a reason not required by a new or changed law, then PIP shall be responsible for Group’s reasonable and actual out-of-pocket costs to comply with such modified corporate compliance program; and provided, further, that PIP also shall be responsible for Group’s reasonable and actual out-of-pocket costs to comply with any corporate compliance program implemented in connection with the PIP Technical Imaging Services.

Section 4.3 Medical Practice. Unless otherwise approved in writing in advance by Group, which approval shall not be unreasonably withheld or delayed, it is expressly acknowledged by the parties hereto that the professional supervision and interpretation services rendered at the PIP Facilities shall be conducted solely by Physician Employees, and, no other physician shall be permitted to provide professional supervision and interpretation services at the PIP Facilities; provided, however, that if any test or procedure is required to be performed jointly with another physician who is not a Physician Employee or Physician Extender Employee, then such physician may use and occupy the PIP Facilities for purposes of performing such procedure or test. Group shall be solely and exclusively in control of all aspects of the practice of medicine and the delivery of medical services at the PIP Facilities. The rendition of all professional medical services, including, but not limited to, diagnosis, treatment, therapy, the prescription of medicine and drugs, and the supervision and preparation of medical reports (excluding transcription services to be provided by PIP) shall be the sole responsibility of Group. This Section 4.3 expressly excludes the provision of PIP Technical Imaging Services, which are PIP’s sole responsibility. Group, after consultation and approval from PIP, will adopt and implement fee schedules for (a) non-prepaid patients which shall be reasonable in relation to fees generally being charged in the same or similar market areas, and (b) for all re-billings and recovery items on prepaid Managed Care Contracts which are authorized and permitted by such contracts. Notwithstanding anything in this Section 4.3 or this Agreement to the contrary, PIP shall have the right to obtain additional or substitute professional supervision and interpretation services coverage for the PIP Facilities from any physician or other provider to the extent PIP deems, in its reasonable discretion, that the professional interpretation and supervision service coverage by Group through the Physician Employees and the Physician Extender Employees is inadequate, so long as PIP first provides to Group a written notice specifying in sufficient detail why the professional interpretation and supervision services are materially inadequate, and Group is unable to correct the problems, to the reasonable satisfaction of PIP, within thirty (30) days of receipt by Group of such written notice.

Section 4.4 Group’s Internal Matters. Group shall be responsible for matters involving its corporate governance, employees and similar internal matters, including, without limitation, preparation and contents of such reports to regulatory authorities governing Group that Group is required by law to provide, distribution of income, disposition of Group’s property and stock, hiring and firing of its employees, licensing and implementing all compliance plans and procedures as described in Section 4.5 below. The costs incurred in connection with the foregoing matters shall be borne solely by Group. Group shall be solely responsible for all business and administrative functions related to Group, except as specifically set forth in this Agreement.

Section 4.5 Compliance with Laws. Group shall, and shall use its commercially reasonable best efforts to cause the Physician Employees, Physician Extender Employees and other employees of Group to, comply with all applicable federal, state and local laws, rules, regulations and restrictions in the conduct of the professional supervision and interpretation services provided under this Agreement. Without limiting the generality of the foregoing, Group shall comply and shall cause each Physician Employee, Physician Extender Employee and other employee of

Group to comply, with all laws applicable to the operation of the PIP Facilities in the generation, transportation, treatment, storage, disposal or other handling of radioactive, medical, biological or hazardous materials or waste, and Group shall not, and shall use its commercially reasonable best efforts to prohibit any Physician Employee, Physician Extender Employee and any other employee of Group from:

(a) entering into any contract, lease, agreement or arrangement, including, without limitation, any joint venture or consulting agreement, to provide services, lease space, lease equipment or engage in any other venture or activity with any physician, hospital, pharmacy, home health agency or other person or entity which is in a position to make or influence referrals to, or otherwise generate business for, the PIP Facilities;

(b) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment from a Managed Care Payor or any other third party payor;

(c) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment from a Managed Care Payor or any other third party payor;

(d) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(e) knowingly and willfully paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medi-Cal, or (ii) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medi-Cal;

(f) referring a patient for health services or products to, or providing health services to a patient upon a referral from, an entity or person with which the physician or an immediate family member has a financial relationship, other than as permitted by exceptions set forth in federal or state anti-referral laws or regulations; and

(g) undertaking any action that is not in accord with the regulatory compliance plans, policies and manuals developed and implemented by PIP or Group, and used in conjunction with the PIP Facilities.

Section 4.6 Ancillary Services. Group shall not acquire, establish or commence the operation of any satellite location, medical office, imaging center, health maintenance organization, preferred provider organization, exclusive provider organization or similar entity or organization established or operated by Group after the date hereof without the prior written consent of PIP. Group and the Physician Employees and the Physician Extender Employees shall be permitted to use the PIP Facilities only in connection with the provision of professional supervision and interpretation services for patients being treated at the PIP Facilities and for no other purposes whatsoever, except that such parties may continue to provide professional services to Hill, professional services to family members of the Physician Employees and the Physician Extender Employees, outside reading services similar in type and scope to those reading services currently being provided by Group as specified in Exhibit 2 attached hereto, and incorporated herein by this reference, and de minimis activities, provided that such activities do not disrupt or interfere in any material respect with the PIP Facilities or their employees, or otherwise cause PIP to incur any additional costs or expenses.

Section 4.7 PIP Facilities and Personal Property. Group shall use its commercially reasonable best efforts to prevent damage, excessive wear and tear, and malfunction or other breakdown of the PIP Facilities and Personal Property or any part thereof by the Physician Employees and Physician Extender Employees or other employees of Group. Group shall promptly inform PIP both orally and in writing of any and all necessary replacements, repairs or maintenance to any of the PIP Facilities or Personal Property and any failures of equipment of which it becomes aware. Group shall use commercially reasonable best efforts to comply with all covenants and provisions set forth in any leases or subleases for the PIP Facilities entered into or assumed by PIP, and PIP agrees to make available to Group copies of all such leases or subleases to Group. Group shall, and shall ensure that its Physician Employees and

Physician Extender Employees, reasonably cooperate with PIP in promoting the business interests of the PIP Facilities, including, without limitation, not interfering with PIP’s existing or future contractual relationships with any Managed Care Payor relating to the professional or technical services rendered at the PIP Facilities, exclusive of the Permitted Activities.

Section 4.8 AII Obligations. AII shall, and shall ensure that its shareholders, directors, officers and the Physician Employees, reasonably cooperate with PIP in promoting the best business interests of the PIP Facilities, including, without limitation, not interfering with PIP’s existing or future contractual relationships with any Managed Care Payor relating to the professional or technical services rendered at the PIP Facilities, exclusive of the Permitted Activities. AII shall be required to provide professional services to patients covered under Group’s or PIP’s current and future Hill managed care contract in the hospitals and entities currently acting as Hill contractors to Group or PIP (Alta Bates Summit Medical Center, St. Luke’s Hospital, St. Rose Hospital, San Ramon Regional Medical Center and Medical Center Magnetic Imaging). In this regard, AII shall also be responsible for positively promoting the Hill relationship to these hospital contractors, and assisting PIP and Group to minimize the costs and utilization associated with such hospital contractor relationships.

Section 4.9 Events Excusing Performance. In the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which Group has no control, Group shall not be liable to PIP, Parent or their Affiliates for failure to perform any of its obligations required hereunder as may be materially restricted by any such event and PIP shall not have the right to terminate this Agreement pursuant to Section 8.4(a) below, for so long as such events continue and for a reasonable period of time thereafter; provided, however, that if such events continue and Group is not able to perform any material portion of its obligations required hereunder for a period of one hundred twenty (120) consecutive days or more, either Group or PIP may terminate this Agreement by written notice to the other parties.

Section 4.10 Use of Name. Group hereby grants to PIP and Parent the non-exclusive right to use all or any portion of Group’s name in connection with the PIP Facilities.

ARTICLE V

Restrictive Covenants

Section 5.1 Restrictive Covenants of Group.

(a) Noncompetition. It is understood that nothing in this Agreement is intended to restrict (i) Group or AII from providing, independent of any obligation to PIP or Parent, professional interpretation and supervision services pursuant to any existing professional services relationship listed on Exhibit 3 attached hereto and incorporated herein by this reference, or any renewal, amendment or revision of the terms of such relationship, so long as any such modification does not expand the scope of services beyond professional interpretation and supervision services, (ii) Group from providing services pursuant to the Service Agreement through December 31, 2001, (iii) AII, at any time, from providing, independent of any obligation to PIP or Parent, any professional interpretation and supervision services to any hospital, wholly-owned hospital imaging facility or joint ventured hospital imaging facility which is managed or controlled by a hospital or a hospital affiliate (and in which there is no ownership by Group, AII or their affiliates); provided, however, that PIP shall have the right to replace Group at any PIP Facility that is located within a five (5) mile radius of any such hospital, wholly-owned hospital imaging facility or joint ventured hospital imaging facility unless, (A) the location of such hospital, wholly-owned hospital imaging facility or joint ventured hospital imaging facility is listed in Exhibit 3 attached hereto, or (B) the new location is a relocation of an existing facility listed in Exhibit 3 attached hereto, and such relocation to a new location is within the immediate vicinity of the original location listed in Exhibit 3 attached hereto; and provided, further, that PIP’s right to replace Group pursuant to this Section 5.1(a)(iii) expires with regard to each such new location, unless Group receives written notice of replacement from PIP within sixty (60) days of PIP’s receipt of written notice of such new location, and Group shall have sixty (60) days following PIP’s written notice to vacate the applicable PIP Facility at which it is being replaced, or (iv) AII from establishing and operating an independent billing and collection business that provides billing and collection services outside of the scope of PIP’s billing and collection services pursuant to this Agreement (the items described in (i)—(iv) above are referred to as the “Permitted Activities”). Excluding the Permitted Activities, during the term of this Agreement, neither Group nor AII shall, without the prior written consent of PIP, establish, operate or provide professional interpretation or supervisory services to, or engage or participate in, any business which engages in competition with the business conducted by the Northern California RGX Group as of the date of this Agreement anywhere within fifteen (15) miles of any location at which any member of the Northern California RGX Group conducts business as of the date of this Agreement. Nothing in this Section 5.1(a) is intended to limit or restrict Group or AII from entering into any management or administrative services agreement or other arrangement with any other person or entity for purposes of obtaining management, administrative or other support services, so long as such person or entity does not directly or indirectly own, operate, manage or otherwise assist any business operation that competes with any of the PIP Facilities.

(b) Covenant Not to Solicit. During the term of this Agreement and for a period of twelve (12) months following the expiration or the earlier termination of this Agreement, neither Group nor AII (nor any of their respective affiliates, shareholders, officers, directors or employees) shall, without the prior written consent of PIP: (i) directly or indirectly recruit or hire, or induce any party to recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with, any member of the Northern California RGX Group; (ii) directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business, or clients of any member of the Northern California RGX Group; provided, however, that the Permitted Activities shall not be deemed to be a violation of this Section 5.1(b)(ii); (iii) directly or indirectly solicit, or induce any party to solicit, any contractors of any member of the Northern California RGX Group, to enter into the same or a similar type of contract with any other party; or (iv) directly or indirectly disrupt, damage, impair or interfere with the business of any member of the Northern California RGX Group, exclusive of the Permitted Activities. During the term of this Agreement and for a period of twelve (12) months following the expiration or the earlier termination of this Agreement, neither PIP nor Parent (nor any of their respective affiliates, shareholders, officers, directors or employees) shall, without the prior written consent of Group: (i) directly or indirectly recruit or hire, or induce any party to recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with, Group or AII; (ii) directly or indirectly, whether for itself or for any other person or entity, call upon, solicit, divert or take away, or attempt to solicit, call upon, divert or take away any customers, business, or clients of Group or AII; (iii) directly or indirectly solicit, or induce any party to solicit, any contractors of Group or AII to enter into the same or a similar type of contract with any other party; or (iv) directly or indirectly disrupt, damage, impair or interfere with the business of Group or AII.

(c) PIP’s Obligations Regarding Proprietary Interest.

(i) Acknowledgement of Proprietary Interest. PIP, Parent or their Affiliates hereto recognize the proprietary interest of Group or AII in any Group Confidential and Proprietary Information. PIP, Parent and their Affiliates acknowledge and agree that any and all Group Confidential and Proprietary Information communicated to, learned of, developed or otherwise acquired by PIP, Parent and their Affiliates during the term of this Agreement shall be the property of Group or AII, as applicable. PIP, Parent and their Affiliates further acknowledge and understand that disclosure of any of Group’s Confidential and Proprietary Information will result in irreparable injury and damage to Group or AII, as the case may be. As used herein, “Group’s Confidential and Proprietary Information” means all trade secrets and other confidential and/or proprietary information of Group and AII, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of the parties hereto by its employees, officers, directors, agents, representatives, or consultants. Group Confidential and Proprietary Information shall not include any information which: (A) was known to PIP, Parent or their Affiliates prior to its disclosure by Group; (B) is or becomes publicly known through no wrongful act of PIP, Parent or their Affiliates or any of their employees; or (C) is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction, provided that the PIP, Parent or their Affiliates provides prior notice to Group or AII.

(ii) Covenant Not-to-Divulge Group’s Confidential and Proprietary Information. PIP, Parent and their Affiliates acknowledge and agree that Group and AII are each entitled to prevent the disclosure of Group Confidential and Proprietary Information. PIP, Parent and their Affiliates agree at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or corporation, except as may be necessary for the discharge of its obligations under this Agreement and not to use, except in the pursuit of the business of the PIP Facilities, Group Confidential and Proprietary Information, without the prior written consent of

Group or AII; unless (A) such information becomes known or available to the public generally through no wrongful act of PIP, Parent or their Affiliates or their employees, or (B) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, however, that prior to disclosing any of Group Confidential and Proprietary Information pursuant to this clause (B), PIP, Parent or their Affiliates shall, if possible, give prior written notice thereof to Group or AII and provide Group or AII with the opportunity to contest such disclosure. PIP, Parent and their Affiliates shall take all necessary and proper precautions against disclosure of any of Group Confidential and Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees, and agents of PIP, Parent and their Affiliates who will have access to all or any part of Group Confidential and Proprietary Information will be required to execute an agreement upon request, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to PIP, Parent or their Affiliates and their counsel, committing themselves to maintain Group Confidential and Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. Upon the expiration or the earlier termination of this Agreement for any reason, PIP, Parent and their Affiliates and their employees shall cease all use of any of Group’s Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence their abandonment of any claim thereto.

(iii) Return of Materials. Upon the expiration or the earlier termination of this Agreement for any reason whatsoever, or at any time upon the request of Group or AII, PIP, Parent and their Affiliates will promptly deliver or cause to be delivered to Group all documents, data and other information in their possession that contain any of Group Confidential and Proprietary Information. PIP, Parent and their Affiliates shall not take or retain any documents or other information, or any reproduction or excerpt thereof, containing any of Group Confidential and Proprietary Information, unless otherwise authorized in writing by Group or AII.

(d) Group’s and AII’s Obligations Regarding Proprietary Interest.

(i) Acknowledgement of Proprietary Interest. Group and AII hereby recognize the proprietary interest of PIP, Parent and their Affiliates in any PIP Confidential and Proprietary Information. Group and AII hereby acknowledge and agree that any and all PIP Confidential and Proprietary Information communicated to, learned of, developed or otherwise acquired by either Group or AII (or any of their affiliates, shareholders, directors, officers, employees or agents) during the term of this Agreement shall be the property of PIP, Parent or their Affiliates. Group and AII further acknowledge and understand that their disclosure of PIP Confidential and Proprietary Information will result in irreparable injury and damage to PIP, Parent or their Affiliates. As used herein, “PIP Confidential and Proprietary Information” means all trade secrets and other confidential and/or proprietary information of PIP, Parent or their Affiliates, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information (other than Group’s Records) prepared or performed for, by or on behalf of the parties hereto by its employees, officers, directors, agents, representatives, or consultants. PIP Confidential and Proprietary Information shall not include any information which: (A) was known to the parties hereto prior to its disclosure by PIP, Parent or their Affiliate; (B) is or becomes publicly known through no wrongful act of Group, AII or any of their employees; or (C) is disclosed pursuant to a statute, regulation or the order of a court of competent jurisdiction, provided that Group or AII provides prior notice to PIP, Parent or its Affiliates. PIP and Parent acknowledge and agree that AII’s proposed development of a billing and collection program shall not be deemed to be a violation of this Section 5.1(d)(i) solely because of Group’s use of employees or contractors previously involved with PIP, so long as AII maintains all confidential and proprietary information protected by third party contracts regarding such information.

(ii) Covenant Not-to-Divulge PIP Confidential and Proprietary Information. Group and AII hereby acknowledge and agree that PIP, Parent or their Affiliates are entitled to prevent the disclosure of PIP Confidential and Proprietary Information. Group and AII hereby agree at all times during the term of this Agreement and thereafter to hold in strictest confidence and not to disclose to any person, firm or corporation, except as may be necessary for the discharge of its obligations under this Agreement, and not to use, except in the pursuit of the business of the PIP Facilities, PIP Confidential and Proprietary Information, without the prior written consent of PIP, Parent and their Affiliates; unless (A) such information becomes known or available to the public generally through no wrongful act of Group, AII or their employees, or (B) disclosure is required by law or the rule, regulation or order of any governmental authority under color of law; provided, however, that prior to disclosing any PIP Confidential and

Proprietary Information pursuant to this clause (B), Group or AII, as the case may be, shall, if possible, give prior written notice thereof to PIP, Parent and their Affiliates and provide such parties with the opportunity to contest such disclosure. Group and AII shall take all necessary and proper precautions against disclosure of any PIP Confidential and Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees, and agents of Group or AII who will have access to all or any part of PIP Confidential and Proprietary Information will be required to execute an agreement upon request, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to PIP, Parent and their Affiliates and its counsel, committing themselves to maintain PIP Confidential and Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. Upon termination of this Agreement for any reason, Group, AII and their employees shall cease all use of any of PIP Confidential and Proprietary Information and shall execute such documents as may be reasonably necessary to evidence their abandonment of any claim thereto.

(iii) Return of Materials. Upon the expiration or the earlier termination of this Agreement for any reason whatsoever, or at any time upon the request of PIP, Parent or their Affiliates, Group and AII will promptly deliver or cause to be delivered to PIP, Parent and their Affiliates all documents, data and other information in their possession that contains any PIP Confidential and Proprietary Information regarding PIP, Parent and their Affiliates. Neither Group nor AII shall take or retain any documents or other information, or any reproduction or excerpt thereof, containing any PIP Confidential and Proprietary Information, unless otherwise authorized in writing by the party possessing such PIP Confidential and Proprietary Information.

(e) Third Party Beneficiaries. The members of the Northern California RGX Group not party to this Agreement are hereby specifically made third party beneficiaries of this Section 5.1, with the power to enforce the provisions hereof.

Section 5.2 Restrictive Covenants. Group and AII shall obtain written agreements with each Physician Employee or Group Physician Stockholder, which written agreements shall contain certain restrictive covenants thereof (similar to the covenants applicable to Group and AII, as contained in Section 5.1 above) pertaining to covenants not to compete and/or solicit with and not to divulge PIP Confidential and Proprietary Information (the “Restrictive Covenants”). Each Physician Employee or Group Physician Stockholder shall agree, during the term of his or her employment or contractor agreement with Group or AII, as the case may be, and for a period of twenty-four (24) months after the expiration or the earlier termination of such agreement (but in no event longer than twenty-four (24) months following the expiration or the earlier termination of this Agreement): (a) not to establish, operate or provide professional radiology services at any office, practice, hospital or health care facility providing services substantially similar to those provided at the PIP Facilities pursuant to this Agreement within fifteen (15) miles of any PIP Facility, and (b) to be bound by non-solicitation, noncompetition and nondisclosure of confidential/proprietary information and engagement of PIP covenants similar to those applicable to Group and AII, as contained in Section 5.1 above. Neither Group nor AII shall materially amend, alter or otherwise change any term or provision of any agreement or contract relating to the foregoing covenants in this Section 5.2 without the prior written consent of PIP. Notwithstanding the foregoing, any such amendment, alteration or change shall not be inconsistent with the terms or provisions contained in this Agreement. Following the expiration or the earlier termination of this Agreement, neither Group nor AII shall amend, alter or otherwise change any term or provision of the Restrictive Covenants, unless such provisions are no longer in force and effect pursuant to the terms of the applicable agreement or contract at the time of the expiration or the earlier termination of this Agreement.

Section 5.3 Enforcement of Restrictive Covenants and Other Provisions. Group and AII may enforce the Restrictive Covenants to the extent permitted under applicable law. In the event that, after a request by PIP, Group or AII, as the case may be, does not pursue any remedy that may be available to it by reason of a breach or default of the Restrictive Covenants, upon the request of PIP, Group or AII, as the case may be, shall assign to PIP such causes of action and/or other rights it has related to such breach or default and shall cooperate with and provide reasonable assistance to PIP with respect thereto; in which case, all costs and expenses incurred in connection therewith shall be borne by PIP.

Section 5.4 Remedies. PIP and Group acknowledge and agree that a remedy at law for any breach or attempted breach of the provisions of this Article V shall be inadequate, and therefore, either party shall be entitled to specific performance and injunctive or other equitable relief in the event of any such breach or attempted breach, in addition to any other rights or remedies available to either party at law or in equity. Each party hereto waives any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If any provision of the Restrictive Covenants or this Article V relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the geographical area applicable to such provision of the Restrictive Covenants or this Article V. The invalidity or non-enforceability of any provision of the Restrictive Covenants or this Article V in any respect shall not affect the validity or enforceability of the remainder of the Restrictive Covenants or this Article V or of any other provisions of this Agreement.

Section 5.5 Survival of Certain Covenants. If this Agreement is terminated pursuant to Section 8.4(a), the provisions of Section 5.1, Section 5.2 and Section 5.3 shall survive such termination for a period of two (2) years following termination if the actions or events giving rise to a breach of the Restrictive Covenants or other provisions occurred prior to such termination. However, regardless of the reason for termination, or upon expiration of this Agreement, the provisions of Section 5.1(b), (c), (d) and (e) shall survive such termination or expiration for a period of two (2) years following such termination or expiration.

ARTICLE VI

Financial and Security Arrangements

Section 6.1 Contract Fee. Group and PIP agree that the compensation set forth in this Article VI is being paid to PIP in consideration of the professional supervision and interpretation services to be provided by Group through the Physician Employees, and that such fees have been negotiated at arms’ length and are fair, reasonable and consistent with fair market value. Group shall be paid a contract fee in an amount equal to XX percent (X%) of actual global collections received by PIP during the preceding calendar month relating to the professional supervision and interpretation services rendered after December 31, 2001 by Group through the Physician Employees or the Physician Employee Extenders at the PIP Facilities (but specifically excluding any professional services rendered to the patients of Hill, which professional service fee charges shall be the sole responsibility of Group, and any technical fee revenues received for PIP Technical Imaging Services), whether received from patients, Managed Care Payors or other third party payors, and less refunds, chargebacks and credits incurred in such calendar month (collectively, the “Contract Fee”). Compensation of Group for professional interpretation and supervision services rendered through and including December 31, 2001 shall be as set forth in the Release. Payment of the Contract Fee by PIP into the Group Account is not intended to and shall not be interpreted or implied as permitting PIP to share in Group’s fees for medical services, but is acknowledged as the negotiated fair market value compensation to Group considering the scope of the professional supervision and interpretation services rendered at the PIP Facilities. PIP and Group may consider revising the Contract Fee following June 1, 2004 (the third (3rd) anniversary of the Hill contract renewal) in the event that the Hill contract reverts from a professional services only, fee-for-service basis to a global payment methodology. If the parties are unable to agree upon new terms, then upon the termination of the Hill contract, either PIP or Group may terminate this Agreement upon at least one hundred eighty (180) days prior written notice to the other parties.

Section 6.2 Payments. The amounts to be paid to Group under this Article VI shall be calculated by PIP on the cash basis of accounting and shall be payable monthly. Payments due for any Contract Fee shall be made by PIP into the Group Account each calendar month as provided herein and shall be paid on the fifteenth (15th) day following the end of such month (or the first preceding day that is a business day if the fifteenth (15th) day is not a business day) (a “Payment Date”). Such amounts shall be paid based upon available information for such month, and any adjustments to the Contract Fee shall be made on the next Payment Date. PIP shall not withhold any Contract Fee during any dispute between Group and PIP, so long as Group continues to perform the professional supervision and interpretation services in accordance with this Agreement.

Section 6.3 Security Agreement. In order to enforce its rights granted hereunder and subject to applicable law, Group shall execute a Security Agreement in substantially the form attached hereto as Exhibit 4 (the “Security Agreement”), and incorporated herein by this reference, which Security Agreement grants a security interest in all of Group’s accounts receivable (as more fully described in the Security Agreement) to PIP; provided, however, that such security interest shall not include any funds that are transferred from the Deposit Account into the Group Account. In addition, Group shall cooperate with PIP and execute all necessary documents in connection with the pledge of such accounts receivable to PIP or at PIP’s option, to its or Parent’s lenders.

ARTICLE VII

Insurance and Indemnification

Section 7.1 Insurance to be Maintained by Group. During the term of this Agreement, Group shall maintain comprehensive professional medical/malpractice liability insurance with such carrier as may be mutually agreeable by PIP and Group with the limits set forth in Section 4.1 above, unless higher limits shall be required under Group’s contracts with hospitals or other third parties. Such insurance shall be on a per claim and per physician basis and a separate limit for Group to the extent available and permitted by law with such deductible as is mutually agreeable by PIP and Group. All comprehensive professional medical/malpractice liability insurance premiums and deductibles shall be borne solely by Group. All costs, expenses and liabilities incurred by Group in excess of the limits of such policies identified in the preceding sentence shall also be borne solely by Group.

Section 7.2 Insurance to be Maintained by PIP. During the term of this Agreement, PIP will provide and maintain comprehensive professional medical/malpractice liability insurance for all applicable employees of PIP, and comprehensive general liability and property insurance covering the PIP Facilities, personal property and operations with such limits and coverages as a reasonable business person under similar circumstances would maintain. All comprehensive professional medical/malpractice liability insurance and comprehensive general liability and property insurance premiums and deductibles shall be borne solely by PIP. All costs, expenses and liabilities incurred by PIP in excess of the limits of such policies identified in the preceding sentence shall also be borne solely by PIP.

Section 7.3 Continuing Liability Insurance Coverage. Group shall obtain, or require each of the Physician Employees and Physician Extender Employees to obtain, continuing liability insurance coverage under either a “tail policy” or a “prior acts policy,” with the same limits and deductibles as the insurance coverage provided pursuant to Section 7.1 above upon the termination of such physician’s (or other provider’s) relationship with Group for any reason, unless such physician (or other provider) was covered with an occurrence-based policy while employed or retained by Group or AII. In the event that Group or any Physician Employee or Physician Extender Employee fails to obtain such continuing liability insurance coverage, PIP may do so. The cost of such continuing liability insurance coverage shall be borne solely by Group or AII.

Section 7.4 Additional Insureds. Group and PIP agree to use their commercially reasonable best efforts to have each other named as an additional insured on the other’s respective professional liability insurance programs. The additional cost, if any, associated therewith shall be borne by the policyholder of each such insurance program.

Section 7.5 Indemnification.

(a) By Group. Group and AII, jointly and severally, shall indemnify, defend and hold PIP, Parent, their Affiliates and their respective officers, directors, shareholders, employees, agents, attorneys and consultants (other than such persons who are also officers, directors, shareholders, employees, agents or consultants of Group or AII) harmless, from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys’ fees), not covered by insurance (including self-insured insurance and reserves), whenever arising or incurred, that are caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services by Group, AII or their employees and contractors during the term of this Agreement (excluding the provision of PIP Technical Imaging Services) or the performance of any intentional acts, negligent acts or omissions by Group and/or its shareholders, employees and/or subcontractors (other than PIP, Parent, their Affiliates or their employees, officers, directors, agents, attorneys and consultants) during the term of this Agreement. Provided, however, that in the event an indemnification obligation under the preceding sentence arises as of the result of any act or omission of a person who is an officer, shareholder or other equity holder, director, employee, agent, attorney or consultant of PIP, Parent or any of its Affiliates, such person shall not be entitled to indemnification in connection therewith and any other adjustment as is equitable shall be made to Group’s indemnification obligation arising thereby.

(b) By PIP. PIP and Parent, jointly and severally, shall indemnify, defend and hold Group and its officers, shareholders, directors, employees, agents, attorneys and consultants, harmless from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys’ fees), not covered by insurance (including self-insured insurance and reserves), whenever arising or incurred, that are caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by PIP, Parent or Affiliates and/or any of their respective shareholders, employees and/or subcontractors (other than Group, AII or their employees and contractors) during the term of this Agreement or the provision of PIP Technical Imaging Services. Provided, however, that in the event an indemnification obligation under the preceding sentence arises as a result of any act or omission of a person who is an officer, shareholder or other equity holder, director, employee, agent, attorney or consultant of Group or AII, such person shall not be entitled to indemnification in connection therewith and any other adjustment as is equitable shall be made to PIP’s or Parent’s indemnification obligation arising thereby.

ARTICLE VIII

Term and Termination

Section 8.1 Term of Agreement. This Agreement shall commence on January 1, 2002, and shall expire as of December 31, 2007, unless earlier terminated pursuant to either Section 8.3 or Section 8.4 below, or unless extended pursuant to Section 8.2 below.

Section 8.2 Extended Term. Unless earlier terminated as provided for in either Section 8.3 or Section 8.4 below, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than twelve (12) months nor earlier than fifteen (15) months prior to the expiration of the then current term, written notice of such party’s intention not to extend the term of this Agreement.

Section 8.3 Termination by Group. Group may, in its sole discretion, terminate this Agreement by giving written notice thereof to PIP (after the giving of any required notices and the expiration of any applicable waiting periods set forth below) upon the occurrence of any the following events:

(a) PIP or Parent shall default in the performance of any material duty or material obligation imposed upon it by this Agreement (a “Material PIP Default”) and such default shall continue for a period of sixty (60) days after written notice thereof has been given to PIP or Parent by Group. The term “Material PIP Default” for purposes of this Section 8.3 shall include without limitation (i) PIP’s or Parent’s admission in writing of its inability to generally pay its debts when due, application for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, filing of a petition in bankruptcy or making an assignment for the benefit of creditors, or upon other action taken or suffered by PIP or Parent, voluntarily or involuntarily, under any federal or state law for the benefit of creditors, except for the filing of a petition in involuntary bankruptcy against PIP or Parent which is dismissed within ninety (90) days thereafter, (ii) PIP’s failure to maintain the insurance coverages required pursuant to Article VII, or (iii) PIP’s failure to make timely payments of the Contract Fee pursuant to Article VI.

(b) A termination event under Section 3.9 or 6.1 above occurs.

(c) In the event that any two (2) audits in any three (3) year period pursuant to Section 3.2(e) above results in a material discrepancy that benefits Group.

Section 8.4 Termination by PIP. PIP may, in its sole discretion, terminate this Agreement by giving written notice thereof to Group (after the giving of any required notices and the expiration of any applicable waiting periods set forth below) upon the occurrence of any of the following events:

(a) Group or AII shall default in the performance of any material duty or material obligation imposed upon it by this Agreement (a “Material Group Default”) and such default shall continue for a period of sixty (60) days after written notice thereof has been given to Group or AII by PIP. The term “Material Group Default” for purposes of this Section 8.4 shall include without limitation (i) Group’s or AII’s admission in writing of its inability to generally pay its debts when due, application for or consent to the appointment of a receiver, trustee or liquidator of all or substantially all of its assets, filing of a petition in bankruptcy or making an assignment for the benefit of creditors, or upon other action taken or suffered by Group or AII, voluntarily or involuntarily, under any federal or state law for the benefit of debtors, except for the filing of a petition in involuntary bankruptcy against Group or AII which is dismissed within ninety (90) days thereafter, (ii) Group’s or AII’s failure to maintain the insurance coverages required pursuant to Article VIII, (iii) Group or AII engages in dishonest behavior or a breach of fiduciary duty involving any assets or business of PIP or Parent, exclusive of an action covered by Section 8.4(a)(v) below, (iv) Group or AII is unable (exclusive of events outside of its control) or unwilling to provide the professional supervision and interpretation services at the PIP Facilities pursuant to this Agreement, or (v) any Physician Employee (A) engages in any conduct or is formally accused of conduct for which such Physician Employee’s license to practice medicine reasonably would be expected to be subject to revocation or suspension, whether or not actually revoked or suspended, (B) is convicted of any crime or otherwise engages in any activities which, in PIP’s reasonable opinion, would bring the name or reputation of any PIP Facility into disrepute, (C) is disruptive, in any material respect, to the reasonable and proper operation of any PIP Facility, (D) engages in dishonest behavior or a breach of fiduciary duty involving any assets or business of PIP or

Parent, or (E) is notified in writing of any adverse action by any state or federal department or agency that has the effect of either excluding that individual from participating in or from receiving reimbursement under any program funded by the federal government or by any state government (subitems (B), (C) and (D) immediately above do not create due process employment issues for Group, since Group’s obligation to cure the material breach is merely to remove such individual from rendering professional supervision and interpretation services at the PIP Facilities as described immediately below). Notwithstanding anything to the contrary contained in this Section 8.4, upon written notification to Group of a violation of Section 8.4(a)(v) above, Group may cure such Material Group Default by permanently removing such Physician Employee from rendering professional supervision and interpretation services at the PIP Facilities.

(b) A termination event under Section 4.8 or 6.1 above occurs.

Section 8.5 Effective Date of Termination. Any termination of this Agreement shall be effective (the “Termination Date”) as follows:

(a) Immediately upon receipt of a termination notice pursuant to Section 8.3 above or Section 8.4 above (each, a “Termination Notice”) and expiration of applicable cure periods; or

(b) Upon the expiration of this Agreement pursuant to Sections 8.1 or 8.2 above.

Section 8.6 Effect Upon Termination. Upon the Termination Date, except as provided below, this Agreement shall terminate and shall be of no further force and effect and all further obligations of PIP, Parent and/or their Affiliates and Group and AII under this Agreement shall terminate without further liability of the PIP, Parent and/or their Affiliates to Group or AII, or Group and AII to PIP, Parent and/or their Affiliates, except with respect to the obligations set forth below. The foregoing to the contrary notwithstanding:

(a) Each party hereto shall provide the other party with reasonable access to books and records owned by it to permit such requesting party to satisfy reporting and contractual obligations which may be required of it.

(b) Any other amounts due and owing but unpaid to either Group or PIP as of the Termination Date shall be paid, as due, by the appropriate party.

(c) Any and all covenants and obligations of either party hereto which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination for the period specified in this Agreement, including, without limitation, the obligations of the parties pursuant to the following Sections: 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.2, 5.3, 7.5 and the applicable provisions of Article VIII.

ARTICLE IX

General Provisions

Section 9.1 Assignment. PIP shall have the right to assign its rights hereunder to Parent or any direct or indirect wholly-owned subsidiary of PIP or Parent or to an Affiliate without the consent of Group; provided, however, that no assignment hereunder shall relieve PIP or Parent of their obligations hereunder without the consent of Group.

Section 9.2 Amendments. This Agreement shall not be modified or amended except by a written document executed by all parties to this Agreement, and such written modification(s) or amendment(s) shall be attached hereto.

Section 9.3 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

Section 9.4 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be reasonably requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement.

Section 9.5 Attorneys’ Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover all reasonable attorneys’ fees, costs and expenses including, but not limited to, attorney’s fees, costs and expenses for trial, appellate proceedings and negotiations, in addition to any other relief granted.

Section 9.6 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the date hereof, are interpreted by judicial decision, a regulatory agency or independent legal counsel in such a manner as to indicate that this Agreement or any provision hereof may be in violation of such laws or regulations, Group and PIP shall amend this Agreement as necessary to preserve the underlying economic and financial arrangements between Group and PIP and without substantial economic detriment to either party. To the extent any act or service required of PIP in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by PIP shall be deemed waived and forever unenforceable and the provisions of this Section 9.6 shall be applicable. Neither party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof.

Section 9.7 Parties In Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Except as provided in Section 5.1(e) above, neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

Section 9.8 Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 9.10 Governing Law; Venue. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws (but not the rule governing conflicts of laws) of the State of California. The exclusive venue of any dispute arising out of or relating to the subject matter of this Agreement shall be in a court of competent jurisdiction located in San Francisco County, Contra Costa County or Alameda County, California, and the parties hereto hereby consent to the personal jurisdiction of such courts.

Section 9.11 No Waiver; Remedies Cumulative. No party hereto shall by any act (except by written instrument pursuant to Section 9.3 above), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

Section 9.12 Communications. Group and PIP, Parent and their Affiliates agree that good communication between the parties is essential to the successful performance of this Agreement, and each pledges to communicate fully and clearly with the other on matters relating to the successful operation of the PIP Facilities.

Section 9.13 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 9.14 Gender and Number. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

Section 9.15 Reference to Agreement. Use of the words “herein,” “hereof,” “hereto” and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular article, section or provision of this Agreement, unless otherwise noted.

Section 9.16 Notice. Whenever this Agreement requires or permits any notice, request, or demand from one party to another, the notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent, or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

If to PIP or Parent:	Pacific Imaging Partners, Inc. 3600 Chase Tower 2200 Ross Avenue Dallas, Texas 75201 Facsimile: (214) 303-2777 Attention: Mark S. Martin

with a copy to:	Radiologix, Inc. 3600 Chase Tower 2200 Ross Avenue Dallas, Texas 75201 Facsimile: (214) 303-2777 Attention: Paul M. Jolas, Esq.

If to Group or AII:	Pacific Imaging Consultants, A Medical Group, Inc. 3012 Summit Street, Third Floor, B Wing Oakland, California 94609 Facsimile: (510) 869-6250 Attention: Philip J. Rich, M.D.

Section 9.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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Section 9.18 Defined Terms. Terms used in the exhibits attached hereto with their initial letter capitalized and not otherwise defined therein shall have the meanings assigned to such terms in this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Professional Services Agreement through their duly authorized representatives on the 31st day of December, 2001 to be effective as of the date first written above.

GROUP: PACIFIC IMAGING CONSULTANTS, A MEDICAL GROUP, INC., a California professional corporation

By:	/s/ Philip J. Rich, M.D.

Title:	CEO

AII: AFFILIATES IN IMAGING, A MEDICAL GROUP, INC., a California professional corporation

By:	/s/ Philip J. Rich, M.D.

Title:	CEO

PIP: PACIFIC IMAGING PARTNERS, INC., a California corporation

By:	/s/ Mark S. Martin

Title:	President and Chief Operating Officer

PARENT: RADIOLOGIX, INC., a Delaware corporation

By:	/s/ Mark S. Martin

Title:	President and Chief Operating Officer

EXHIBIT 1

LIST OF PIP FACILITIES

Owned Imaging Centers	Administrative Office

Concord 2600 Park Avenue, Suite 203 Concord, California 94520	Summit Medical Center 3012 Summit Street 3rd Floor, B Wing Oakland, California 94609
Oakland OpenScan MRI 401 29th Street, Suite 112 Oakland, California 94609

PET Center 450 30th Street Oakland, California 94609

Pleasanton 5720 Stoneridge Mall Road, Suite 290 Pleasanton, California 94588

San Francisco 490 Post Street, Suite 323 San Francisco, California 94102

San Leandro 2450 Washington Avenue, Suite 120 San Leandro, California 94577

St. Luke’s CT Scan 1580 Valencia Street, Suite 404 San Francisco, California 94110

Tri City 2191 Mowry Avenue, Suite 500H Freemont, California 94538

Walnut Creek 1515 Ygnacio Valley Road, Suites C&H Walnut Creek, California 94598

EXHIBIT 2

OUTSIDE READING SERVICES

Group currently provides outside professional reading services at the designated PIP Facilities for those parties denoted in Exhibit 3 attached to the Agreement.

EXHIBIT 3

PERMITTED ACTIVITIES

Hospital Sites

Group and/or AII currently contracts with Alliance Imaging to provides professional interpretation and supervision services for certain imaging procedures at St. Rose Hospital and Breast Center; Kindred Hospital; San Ramon Regional Medical Center and St. Luke’s Hospital. Group and/or AII currently provides professional interpretation and supervision services at the following hospitals and hospital-affiliated entities:

Summit Medical Center (North)

350 Hawthorne Avenue

Oakland, California

Summit Medical Center (South)

3100 Summit Street

Oakland, California

Summit Medical Center (West)

450 30th Street

Oakland, California

(MCMI) Medical Center Magnetic Imaging

3000 Telegraph Avenue

Oakland, California

St. Rose Hospital

27200 Calaroga Avenue

Hayward, California

St. Rose Hospital Breast Center

27206 Calaroga Avenue

Hayward, California

Kindred Hospital

2800 Benedict Drive

San Leandro, California

San Ramon Regional Medical Center

6001 Norris Canyon Road

San Ramon, California

St. Luke’s Hospital

3555 Cesar Chavez Street

San Francisco, California

Stonestown Imaging

595 Buckingham Way

San Francisco, California

Outside Reading Contracts/PIP Imaging Facilities Where Performed

490 Post Street, San Francisco, California

CONCENTRA

KETCHUM, SMITH MD

JEWISH HOME

MDSI

LIFE EXTENSION

MISSION NEIGHBORHOOD – 1

RADNET (MIDI)

1580 Valencia Street, Suite 404, San Francisco, California

1515 Ygnacio Valley Road, Suite C & H, Walnut Creek, California

5720 Stoneridge Mall Road, Suite 290, Pleasanton, California

PLEASANTON FAMILY MEDICAL

PREMIER COMP MEDICAL GROUP

2600 Park Avenue, Suite 203, & 101, Concord, California

CLAYTON VALLEY MEDICAL GROUP

2191 Mowry Avenue, Suite 500H, Fremont, California

KATIBY, NAIM MD

2450 Washington Avenue, Suite 120, San Leandro, California

COMMUNITY MOBILE X-RAY

MEDICAL DIAGNOSTIC

US HEALTHWORKS

Non-Hospital Affiliated Reading Contracts

Emeryville/San Francisco

RADNET (MIDI)

Emeryville and 490 Post Street, San Francisco, California

EXHIBIT 4

SECURITY AGREEMENT

To be attached.

LIST OF EXHIBITS

Exhibit	Description

1	PIP Facilities

2	Outside Reading Services

3	Permitted Activities

4	Security Agreement